UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 5, 2013

Axcelis Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30941	34-1818596
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

108 Cherry Hill Drive, Beverly, Massachusetts	01915
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 787-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On July 5, 2013, Axcelis Technologies, Inc. (Axcelis” or the “Company”) entered into a Business Loan Agreement with Northern Bank & Trust Company (the “Bank”), which provides for a three year term loan of $15.0 million, secured by the Company’s real estate in Beverly, Massachusetts (the “Term Loan”).  The Company will use the  proceeds of the Term Loan as needed to fund growth, specifically investments in the leading edge Purion ion implant platform, and other working capital and  general corporate purposes.

The Term Loan bears interest at the rate of 5.5% per annum, with payments of principal beginning August 5, 2014 on a 10 year amortization schedule. Interest is payable monthly beginning on August 5, 2013.  All outstanding principal and unpaid interest is due and payable on July 5, 2016.

Subject to exceptions, the Term Loan limits Axcelis’ ability to, among other things, dispose of assets, engage in a new line of business, have a material change in its executive management, have a change of control, acquire another business, incur additional indebtedness, incur liens, pay dividends and make other distributions, and make investments.  In addition, under the Term Loan, Axcelis must comply with the following financial covenants:

•                  Debt Service Ratio.  Commencing in 2014, the Company’s quarterly net operating income multiplied by 4 must be not less than the actual annual debt service over the twelve months following the start of such quarter, multiplied by 1.45.

•                  Net Worth.  The Company must maintain a net worth of at least $100.0 million, as shown in its quarterly financial statements.

•                  Liquidity.  The Company must maintain consolidated domestic cash and cash equivalents, and investments with maturities of fewer than twelve (12) months of not less than $7.5 million.

The Term Loan provides for events of default customary for credit facilities of this type, including, but not limited to, non-payment, breach of covenants, material adverse change to the business or impairment of the collateral, insolvency, or defaults on other debt.  Upon an event of default and during its continuance, the interest rate will automatically increase 5% above the otherwise applicable interest rate.

In addition, upon an event of default, the Bank may elect a number of remedies including, but not limited to, declaring all obligations (including principal, interest and expenses) immediately due and payable, which shall occur automatically if Axcelis becomes insolvent.   The Term Loan is secured by a mortgage on the property located at 108 Cherry Hill Drive and 25 Sam Fonzo Drive, Beverly, Massachusetts.

Except for prepayments of up to 20% of the outstanding Term Loan balance per annum, Axcelis must pay a 3% early termination fee on amounts prepaid prior to July 5, 2014, a 2% fee on amounts prepaid between July 5, 2014 and July 5, 2015 and a 1% fee on amounts prepaid between July 5, 2015 and July 5, 2016.

Item 1.02 Termination of a Material Definitive Agreement

Also effective on July 5, 2013, the Company terminated the Second Amended and Restated Loan and Security Agreement dated April 25, 2011, as modified, with Silicon Valley Bank, which had provided for borrowings up to $30.0 million based primarily on accounts receivable.  No borrowings were outstanding under that agreement at the time of termination.  With the termination of this facility, the Company has cash collateralized two letters of credit issued by Silicon Valley Bank in the aggregate amount of $1.475 million . The Company paid a $300,000 early termination fee to Silicon Valley Bank.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 9, 2013	Axcelis Technologies, Inc.

	By:	/s/ LYNNETTE C. FALLON
Lynnette C. Fallon,
Executive Vice President HR/Legal and General Counsel